EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of December 2013 (the “Effective Date”), by and between BTX Trader LLC, a Delaware limited liability company (the “Company”), with an address at One East Uwchlan Avenue, Suite 301, Exton, PA 19341, and Divya Thakur (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive desires to be employed by the Company as its Chief Technology Officer and the Company wishes to employ Executive in such capacity;

WHEREAS, on or about the time that Executive becomes employed by the Company, the Company shall be acquired by WPCS International Incorporated (“WPCS” or the “Member”), a publicly traded Delaware corporation whose shares of common stock are traded on The NASDAQ Capital Market and the Company shall become a wholly owned subsidiary of WPCS (the “Acquisition”).

NOW, THEREFORE, the parties mutually agree as follows:

1.                   Employment. The Company hereby employs the Executive and the Executive hereby accepts employment as an executive of the Company, subject to the terms and conditions set forth in this Agreement. Additionally, in connection with his employment hereunder, Executive shall be appointed to the Board of Directors of WPCS, at the sole discretion of the Board of Directors of WPCS, upon the satisfaction of background checks and requisite approvals.

 2.           Duties. The Executive shall serve as the Chief Technology Officer of the Company, with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Chief Executive Officer or the Board of Directors (the “Board”) of the Member. The Executive shall report directly to the Chief Executive Officer and the Board of WPCS. During the Term (as defined in Section 3), the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Member. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the confidentiality provisions set forth in Section 8 below.  For the avoidance of doubt, Executive may invest or be involved with other ventures and investments (hereafter “Other Investments”), so long as all Other Investments are disclosed to the Member and the Member determines that Executive’s involvement in any Other Investment does not contravene any provisions of this Agreement or will breach any of Executive’s duties to Company, the Member or its stockholders.

3.           Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of one (1) year from the date hereof. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than three (3) months prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

  4.           Compensation of Executive.

(a)           The Company shall pay the Executive a signing bonus of $133,333 (the “Signing Bonus”) by wire transfer of immediately available funds to an account designated by the Executive upon the closing of the Acquisition.

(b)           The Company shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $170,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Board of Directors of the Member shall review the Base Salary on an annual basis and has the right but not the obligation to increase the Base Salary.

(c)           In addition to the Signing Bonus set forth in Section 4(a) and the Base Salary set forth in Section 4(b), above, after the consummation of the Acquisition, the Executive shall be entitled to receive an annual cash bonus (“Annual Bonus”) in an amount equal to up to one hundred (100%) percent of his then-current Base Salary if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board of the Member (the “Compensation Committee”) for earning Bonuses which shall be adopted by the Compensation Committee annually.  Annual Bonuses shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of WPCS’s annual audit and public announcement of such results and shall be paid promptly following WPCS’s announcement of earnings.   The Compensation Committee may provide for lesser or greater percentage Annual Bonus payments for Executive upon achievement of partial or additional criteria established or determined by the Compensation Committee from time to time.  For the avoidance of doubt, if Executive is employed upon expiration of the term of this Agreement, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if he is not employed by the Company on the date the Annual Bonus is paid for such last year.

(d)         Equity Awards. Executive shall be eligible for such grants of awards under stock option or other equity incentive plans of WPCS adopted by the Board of WPCS and approved by the stockholders of WPCS (or any successor or replacement plan adopted by the Board of WPCS and approved by the stockholders of WPCS) (the “Plan”) as the Compensation Committee of WPCS may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan. Upon the adoption by the Board of WPCS of a new Plan which is approved by the stockholders of WPCS, Executive shall be entitled to receive, upon approval by the Board of WPCS, in its sole discretion, a stock option grant to purchase up to 5.33% of the outstanding common stock of WPCS, calculated as of the date of such grant (the “Initial Option Grant”), which shall vest in four equal annual installments, beginning on the one year anniversary of the date of the Initial Option Grant. The Initial Option Grant and any other Share Awards issued to Executive by WPCS under the terms of this Agreement, as well as any other securities of WPCS held by the Executive, shall be subject to terms of a lockup agreement, in the form attached hereto as Exhibit A.

(e)  The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Company’s policy for reimbursement of expenses from time to time.

(f)    The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Company or WPCS provides to their executives or executives of subsidiaries (as the case may be), including group family health insurance coverage which shall be paid by the Company (the “Benefit Plans”).  If at any time during the Term, the Company or WPCS does not provide its executives or executives of its subsidiaries (as the case may be) with health insurance (including hospitalization) under a Benefit Plan, Executive shall be entitled to secure such health insurance for himself and his immediate family (i.e., spouse and natural born children) and the Company shall reimburse Executive for the cost of such insurance promptly after payment by the Executive for such insurance.  For avoidance of doubt, Executive shall be entitled to secure health insurance from high quality companies such as Blue Cross/Blue shield, United or Emblem and the ability to select a no or low deductible plan.  If Executive secures such health insurance, such health insurance shall be deemed to be a Benefit Plan hereunder.

(g) At such time that Executive may be appointed as a director of WPCS, WPCS shall execute and deliver in favor of the Executive, an indemnification agreement on the same terms and conditions entered into with other directors of WPCS.

  5.           Termination.

(a)           This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i)           upon the Executive’s death;

(ii)           upon the Executive’s “Total Disability” (as herein defined);

(iii)           upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely Non-Renewal Notice in accordance with Section 3, above;

(iv)           at the Executive’s option, upon ninety (90) days prior written notice to the Company;

(v)           at the Executive’s option, in the event of an act by the Company, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive; and

(vi)           at the Company’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Company.

(b)           For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Company for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board of the Member, exclusive of the Executive, if Executive is then serving on the Board, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Company to the extent and in the manner that he did so prior to his Total Disability.

(c)           For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any diminution of duties inconsistent with Executive’s title, authority, duties and responsibilities (including, without limitation, a change in the chain of reporting); (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of fifteen (15) days following written notice to the Company by Executive of such non-payment; (iii) any relocation of the principal location of Executive’s employment within 15 miles outside of New York, New York without the Executive’s prior written consent; (iv) the consummation of any Change in Control Transaction (as defined below); or (v) any material violation by the Company of its obligations under this Agreement that is not cured within sixty (60) days after receipt of written notice thereof from the Executive.  For purposes of this Agreement, the term “Change in Control Transaction” means the sale of the Company to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (i) capital of the Company representing at least fifty percent (50%) of outstanding capital or sufficient to elect a majority of the Board or of the board of directors of the Company (whether by merger, consolidation, sale or transfer of interests (other than a merger where the Company is the surviving entity and the members and directors of the Company prior to the merger constitute a majority of the members and directors, respectively, of the surviving entity (or its parent) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

(d)           For purposes of this Agreement, the term “Cause” shall mean:

(i) conviction of a felony or a crime involving fraud or moral turpitude; or

(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Executive’s ability to perform appropriate employment duties for the Company; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Company, the Member or the successor to the Company after a Change in Control , including violation of a non-competition or confidentiality agreement; or

(iv) willful failure to follow lawful and reasonable instructions of the person or body to which Executive reports; or

(v) gross negligence or willful misconduct in the performance of Executive’s assigned duties; or

(vi) any material breach of this Agreement by Executive.

6.           Effects of Termination.

(a)           Upon termination of the Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) continued provision for a period of twelve (12) months following the Executive’s death or Total Disability of benefits under Benefit Plans extended from time to time by the Company to its senior executives; and (ii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability.

(b)           Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Company has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Company, the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination, payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment,  any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Company tenders a Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Company’s statement that the Executive’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(c)           Upon termination of the Executive’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the end of the Initial Term or any then applicable extension of the Term and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) twelve (12) months’ Base Salary at the then current rate, to be paid in a single lump sum payment not later than sixty (60) days following such termination, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Company to its senior executives; and (iii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment.

(d)           Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes.  Executive shall have any conversion rights available under the Company’s Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e)           Any payments required to be made hereunder by the Company to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

7.           Vacations. The Executive shall be entitled to a vacation of two (2) weeks per year, during which period his Base Salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Company shall determine is mutually convenient. Any vacation not taken in one (1) year shall accrue, up to a maximum of six (6) weeks vacation, and shall carry over to the subsequent year.

8.           Confidential Information.

(a) Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding WPCS, the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to WPCS and the Company, is the sole property of WPCS and the Company (as the case may be), and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by WPCS and the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by WPCS and/or the Company, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder.

(b) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company, WPCS or their respective subsidiaries.

(c) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

9.	Non-Competition and Non-Solicitation.

(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to WPCS and the Company and that its protection and maintenance constitutes a legitimate business interest of WPCS and the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the Company’s and WPCS’s business is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder for the time periods specified below.

(b) The Executive hereby agrees and covenants that he shall not without the prior written consent of the Member, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Member or the Company; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory:

(1) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company, as defined in the next sentence. Business shall be the development and operation of Bitcoin electronic trading platforms and related software, including Bitcoin trading software and exchanges.

(2) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Company;

(3) Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the Business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the Business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Company; or

(4) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company for the purpose of competing with the Business of the Company.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 9 shall continue during the Employment Period and, upon termination of the Executive’s employment pursuant to Section 5 (other than pursuant to Section 5(a)(v) or 5(d)(iv)), for a period of one (1) year thereafter, provided, however, that following termination of employment, the restrictions of this Section 9 shall terminate upon the occurrence of an Event of Default (as such term is defined in the Senior Secured Note issued by the Company to the Executive on December 17, 2013) that is not cured within thirty (30) days.

10.           Clawback Rights.  The Annual Bonus, and any and all stock based compensation (such as options and equity awards, including the Initial Option Grant and any other Share Awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: During the period that the Executive is employed by the Company and  upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to Executive shall have been determined, Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s (or WPCS’s) financial information.  All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee of the Member to  take into account the restated results, and any excess portion  of  the Clawback Benefits  resulting from such restated results shall be immediately surrendered to WPCS and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee of the Member following a publicly announced restatement, the Company and/or WPCS shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee of the Member in good faith and applicable law, rules and regulations.  All determinations by the Compensation Committee of the Member with respect to the Clawback Rights shall be final and binding on the Company, WPCS and Executive.  The Clawback Rights shall terminate following a Change of Control, subject to applicable law, rules and regulations. For purposes of this Section 10, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company (or WPCS) with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or  requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”).  Additionally, if any material breach of any agreement by Executive relating to confidentiality, non-competition, non-raid of employees, or non-solicitation of vendors or customers (including, without limitation, Sections 8 or 9 hereof) or if any material breach of Company policy or procedures which causes material harm to the Company or WPCS occurs, as determined by the Board of the Member in its sole discretion, then the Executive agrees to repay or surrender any Clawback Benefits upon demand by the Company and if not so repaid or surrendered within ninety (90) days of such demand, the Company and/or WPCS shall have the right to take any and all action to effectuate such adjustment. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect.  Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

11.           Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii).  Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

12.           Miscellaneous.

(a)           The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)           Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

[signature page follows]

COMPANY:

BTX TRADER LLC

By:

Title:

EXECUTIVE: DIVYA THAKUR

___________________________________

AGREED AND ACKNOWLEDGED:

WPCS INTERNATIONAL INCORPORATED

By:

Title: